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Exhibit 10.1

Nabi Biopharmaceuticals

5800 Park of Commerce Boulevard, N.W.

Boca Raton, Florida 33487

Employment Agreement

Effective as of February 15, 2007

Les Hudson, Ph.D

1028 Princeton Kingston Road

Princeton, NJ 08540

Dear Dr. Hudson:

You have agreed to serve on an interim basis as President and Chief Executive Officer of Nabi Biopharmaceuticals (“Nabi”). This Agreement sets forth the terms of such employment. This Agreement is effective February 15, 2007 (the “Effective Date”), when the Nabi Board of Directors elected you as Nabi’s interim President and Chief Executive Officer.

1. TERM: You will serve as Nabi’s President and Chief Executive Officer for a period beginning on the Effective Date and ending on August 15, 2007 (the “Expiration Date”), unless your employment is sooner terminated as provided below (the “Employment Period”). If you and Nabi agree in writing that your employment by the Company shall continue beyond the Employment Period, the terms and conditions of this Agreement shall continue as during the Employment Period, except as you and Nabi may otherwise expressly agree in writing.

2. SALARY: Your salary will be $40,000 per month, payable bi-weekly during the Employment Period and pro rated for any partial month during the Employment Period. You will not receive director fees during the Employment Period, but you will be entitled to receive during the Employment Period director fees for any meeting commencing on or before the Effective Date.

3. BONUS: You will not be entitled to participate in Nabi’s VIP Management Incentive Program or any other bonus plan maintained by Nabi during the Employment Period, except as expressly provided in Section 4 of this Agreement.

4. EQUITY RELATED COMPENSATION:

(A) Nabi agrees to grant to you two awards of restricted shares of Nabi common stock (the “Restricted Stock”) pursuant to the terms of Nabi’s 2000 Equity Incentive Plan. The number of shares in each Restricted Stock award will be determined by dividing the dollar amount of the award specified in Section 4D and 4E, respectively, by the officially reported closing price for a share of Nabi common stock as reported by Nasdaq for the Effective Date ($5.74), rounded to the nearest whole share. In addition, Nabi will make cash

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payments (each a “Cash Bonus”) to you upon the vesting of each Restricted Stock award in an amount equal to the aggregate value of the Restricted Stock that vests under the respective Restricted Stock Agreement (as defined below). No Cash Bonus will be paid with respect to any share of Restricted Stock that does not vest.

(B) The agreements evidencing the Restricted Stock awards (each a “Restricted Stock Agreement”) shall be in substantially the form of Nabi’s “Spot Restricted Stock Agreement” filed most recently with the SEC and otherwise consistent with the terms of this Agreement.

(C) The amount of each Cash Bonus shall equal the number of shares that vest under the Restricted Stock Agreement, multiplied by the Market Value (as defined below). As used in this Agreement, “Market Value” means the officially reported closing price for a share of Nabi common stock as reported by the principal exchange on which the common stock then is traded for the vesting date or, if the common stock did not trade on such date, on the next preceding date for which there is an officially reported closing price for the common stock. The Cash Bonus shall be reduced by the amount that Nabi is obligated to withhold in respect of any federal, state or local income taxes, or social security and medicare taxes, payable by you on account of both the Cash Bonus and your realization of any compensation income in connection with the vesting of any shares of Restricted Stock. Nabi will pay the Cash Bonus, net of withheld taxes, as soon as practicable after the vesting date under the applicable Restricted Stock Agreement.

(D) Nabi will grant as of the Effective Date an award of $25,000 of Restricted Stock, which award will vest fully upon the earlier of the Expiration Date and Nabi’s termination of your employment without cause, and partially if you die or Nabi terminates your employment under Section 7B of this Agreement on account of a disability, provided that your death or the termination of your employment on account a disability occurs after the third month anniversary of the Effective Date and before the Expiration Date. If the award vests because of the termination of your employment on account of your death or disability, the number of shares of Restricted Stock that vest will be prorated based upon the number of days elapsed in the Employment Period. For example, if you die one day before the third month anniversary of the Effective Date, none of the shares of Restricted Stock will vest; but if you die 120 days after the Effective Date, and assuming for purposes of this illustration there are 180 days in the Employment Period, two-thirds (2/3) of the shares of Restricted Stock will vest.

(E) Nabi will grant as of the Effective Date an award of $50,000 of Restricted Stock, which award will vest upon the terms and conditions set forth in the attached Exhibit A.

5. BENEFITS:

(A) During the Employment Period, you will be eligible to participate in such fringe benefits programs as are accorded generally to other Nabi executive officers.

(B) You hereby elect to participate, to the extent permissible, in the premium payment option under Nabi’s cafeteria plan (as defined under section 125 of Internal Revenue Code of 1986, as amended (the “Code”)). Provided that your election to participate in such

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plan remains in effect, Nabi will pay monthly for each month beginning during the Employment Period up to $1,557 in healthcare insurance premiums on your behalf under the Pfizer Inc. retiree health plan, with the intent that such payments would be made on a pre-tax basis. If your participation in Nabi’s cafeteria plan on the terms set forth in the immediately preceding sentence is not permissible, Nabi will instead make a monthly payment to you, during each month beginning during the Employment Period, in the amount of $1,557, which payment shall be grossed-up for any applicable federal, state and local income taxes, as well as social security and medicare taxes, and for any additional taxes on account of the gross up, to the extent that such payment is compensation income to you.

(C) Nabi will pay you monthly in arrears a per diem fee of $180 to cover food, laundry, gas and other miscellaneous expenses while you are working at Nabi’s headquarters in Boca Raton, Florida during the Employment Period. Your travel to other Nabi facilities, including Rockville, Maryland, will be a reimbursable business expense. The per diem fees will not be grossed-up for any applicable federal, state or local income taxes, or any social security or medicare taxes.

(D) Nabi will reimburse you monthly in arrears upon written request for hotel or other lodging, airfares and car rental expenses (other than gas expenses covered by the per diem in Section 8C of this Agreement) reasonably incurred by you while you are working at the Nabi’s headquarters in Boca Raton, Florida during the Employment Period. Such reimbursement will be grossed-up for any applicable federal, state and local income taxes and social security and medicare taxes, and for any additional taxes on account of the gross up, in each case to the extent that such reimbursement would be taxable to you.

(E) Nabi will pay up to $10,000 of legal fees and disbursements reasonably incurred by you in connection with the negotiation of all employment-related agreements, including this Agreement, Nabi’s Employee Invention Agreement, and the Restricted Stock Agreements. Nabi will pay such legal fees and disbursements directly to your counsel promptly after Nabi’s receipt of an invoice that you have approved from such counsel.

(F) Reimbursement of expenses under Sections 5(C) and 5(D) of this Agreement (but not the per diem payment) shall be subject to periodic review by Nabi’s Audit Committee. You agree to use reasonable efforts to maintain adequate records of all reimbursable expenses necessary to satisfy any reporting requirements of the Code, and applicable Treasury regulations.

6. DUTIES AND EXTENT OF SERVICES:

(A) During the Employment Period, you agree to devote substantially all of your working time, and such energy, knowledge, and efforts as is necessary, to the discharge and performance of your duties as provided in this Agreement. You shall be located primarily in Nabi’s Boca Raton, Florida facilities, but shall travel to other locations from time to time as shall be reasonably required in the course of performance of your duties.

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(B) During the Employment Period, you shall serve as interim President and Chief Executive Officer. Subject to the direction and supervision of Nabi’s Board of Directors and any committee thereof, you shall have full discretionary authority during the Employment Period to control Nabi’s day-to-day operations and to incur such obligations on behalf of Nabi as may be required in the ordinary course of business. You shall also have such other duties as the Nabi Board of Directors or any committee thereof may reasonably delegate to you, provided that such duties shall be reasonably consistent with those duties assigned to chief executive officers in organizations comparable to Nabi.

(C) You represent and agree that your employment by Nabi and your performance of all the terms of this Agreement will not conflict with or violate any agreement that you may have with any other party; and that you will not disclose to Nabi or induce Nabi to use any confidential or proprietary information or material belonging to any previous employer or other party.

7. TERMINATION:

(A) The Employment Period shall terminate upon your death. You may also terminate the Employment Period upon thirty (30) days’ prior written notice to Nabi.

(B) Nabi may terminate the Employment Period (a) in the event Nabi reasonably determines that you are unable to perform the essential functions of your position, with or without reasonable accommodation, for any four (4) consecutive weeks as the result of mental or physical incapacity or (b) for “cause”, which is defined as (i) any act of fraud or embezzlement or any other felonious act by you that either (a) involves Nabi or (b) in the case of any such act not involving Nabi, is the subject of an indictment or conviction of you or a nolo contendere plea by you and the Nabi Board of Directors determines in good faith that such indictment, conviction or plea could reasonably be expected to have a material adverse effect on your business reputation or have a material adverse effect on Nabi, (ii) your refusal to comply with reasonable directions in connection with the performance of your duties as provided for in Section 6 of this Agreement after written notice of such failure is delivered to you, (iii) failure to comply in any material respect with the provisions of Section 9 of this Agreement or (iv) your gross negligence in connection with the performance of your duties as provided for in this Agreement with regard to a material matter, provided that, in the event of a proposed termination under clause (ii) or clause (iv) of this clause (B), you shall receive ten (10) days’ prior written notice of such proposed termination and within such period you shall be afforded an opportunity to be heard by Nabi’s Board of Directors or a duly appointed committee of the Board as to whether grounds for termination under these clauses exists.

(C) Nabi may otherwise terminate the Employment Period upon thirty (30) days’ prior notice to you.

(D) Your confidentiality agreement set forth in Sections 9 below and your agreement to cooperate set forth in Section 10 below shall survive the termination of your employment regardless of the reasons therefor.

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1. SEVERANCE; 409A:

(A) In the event that your employment terminates for any reason, including a termination without cause pursuant to Section 7C of this Agreement or after the expiration of the Employment Period, you will not be entitled to receive any severance or other payment on account of such termination except as expressly provided in Section 8B of this Agreement.

(B) If Nabi terminates your employment without cause, including because Nabi hires a President and Chief Executive Officer to succeed you, Nabi will make a lump sum payment to you, which payment shall be made on or as soon as practicable after the later of the effective date of your termination and the end of the deferral period provided in Section 8C of this Agreement in an amount equal to the salary that you would have received if Nabi had continued to employ you through the Expiration Date. No payment will be due under this Section 8B if you and Nabi mutually agree that you will serve as the non-interim President and/or Chief Executive Officer.

(C) You and Nabi intend that the provisions of this Agreement and all amounts payable to you under this Agreement meet the requirements of Section 409A of the Code to the extent applicable, and this Agreement shall be interpreted in accordance with such intent. Without limiting the scope of the immediately preceding sentence, the lump sum payment provided for under Section 8B of this Agreement shall be deferred for six months from the effective date of your termination if immediately prior to such termination you are, or in Nabi’s sole opinion may be, a “specified employee” (as that term is defined in Section 409A(a)(2)(B)(i) of the Code) and such deferral is necessary to avoid the imposition of taxes on you under Section 409A of the Code.

9. CONFIDENTIALITY:

(A) You acknowledge that your duties with Nabi will give you access to trade secrets and other confidential information of Nabi and/or its affiliates and of third parties, including but not limited to information concerning composition, production and marketing of their respective products, customer lists, and other information relating to their present or future operations (all of the foregoing, whether or not it qualifies as a “trade secret” under applicable law, is collectively called “Confidential Information”). You recognize that Confidential Information is proprietary to each such entity and gives each of them significant competitive advantage.

(B) You agree not to use or disclose any of the Confidential Information during or after the Employment Period, except for the sole and exclusive benefit of the relevant company and except as may be required by law. Upon Nabi’s request, you will return to the relevant company’s office after the termination of the Employment Period all documents, computer electronic information and files, e.g., diskettes, floppies etc. and other tangible embodiments of any Confidential Information.

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(C) You agree that Nabi would be irreparably injured by any breach of your confidentiality agreement in this Section 9, that such injury would not be adequately compensable by monetary damages, and that, accordingly, the offended company may specifically enforce the provisions of this Section by injunction or similar remedy by any court of competent jurisdiction without affecting any claim for damages.

(D) If you are legally compelled or otherwise required by a court or regulatory body to disclose any Confidential Information, you will provide Nabi and, if applicable, any other relevant company with prompt written notice of such request, so that the relevant company may seek, at its sole cost and expense, an appropriate protective order or other appropriate remedy. You agree to use commercially reasonable efforts, at the sole cost and expense of the relevant company, to cooperate with such company in its efforts to obtain such protective order or other remedy. In the event that such protective order or other remedy is not obtained, you may furnish that portion (and only that portion) of the Confidential Information that, upon the advice of your counsel, you are legally compelled or otherwise required to disclose.

10. LITIGATION AND REGULATORY COOPERATION: During and after your employment with Nabi, you shall reasonably cooperate with Nabi in the defense or prosecution of any claim now in existence or which may be brought in the future against or on behalf of Nabi which relates to any event or occurrence that transpired while you were employed by Nabi; provided, however, that such cooperation shall not materially and adversely affect you or expose you to an increased probability of civil or criminal litigation. Your cooperation in connection with such claims or actions shall include, but not be limited to, being available to meet with counsel to prepare for discovery or trial and to act as a witness on behalf of Nabi at mutually convenient times. During and after your employment with Nabi, you also shall cooperate fully with Nabi in connection with any investigation or review of any federal, state or local regulatory authority as any such investigation or review relates to events or occurrences that transpired while you were employed by Nabi. Nabi shall reimburse you for all out-of-pocket costs and expenses incurred in connection with your performance under this Section 10, including, but not limited to, reasonable attorneys’ fees and costs.

11. INDEMNIFICATION: Reference is made to that certain Indemnification Agreement dated September 6, 2005 between you and Nabi (the “Indemnification Agreement”) under which Nabi agreed, among other things, to indemnify you and hold you harmless with respect to any action taken or omitted by you in your capacity as a Nabi director, to the fullest extent permissible under applicable law, as such law may be amended or supplemented from time to time. You and Nabi hereby agree that the Indemnification Agreement shall apply equally to any action taken or omitted by you in your capacity as an officer, employee or agent of Nabi or as a director, officer, employee, member, manager, trustee (or other fiduciary) or agent of any other corporation, limited liability company, partnership, joint venture, trust or other entity or enterprise, whether or not for profit, or any employee benefit plan (or related trust) sponsored or maintained by Nabi or any subsidiary, as to which you are or were serving in one or more such capacities at the request of Nabi or any of its subsidiaries. You and Nabi further agree that this sentence is intended to be and shall be construed as an amendment of the Indemnification Agreement within the meaning of Section 18 of the Indemnification Agreement.

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12. MISCELLANEOUS:

(A) This Agreement and the rights and obligations of the parties pursuant to it and any other instrument or document issued pursuant to it shall be construed, interpreted and enforced in accordance with the laws of the State of Florida, exclusive of its choice-of-law principles. This Agreement shall be binding upon and inure to the benefit of the parties hereto, and their respective successors and assigns.

(B) The provisions of this Agreement shall be severable and the illegality, unenforceability or invalidity of any provision of this Agreement shall not affect or impair the remaining provisions hereof, and each provision of this Agreement shall be construed to be valid and enforceable to the full extent permitted by law.

(C) In any suit, action or proceeding arising out of or in connection with this Agreement, Nabi shall bear all of its attorneys’ fees and disbursements, including fees and disbursements on appeal, and if you prevail in such suit, action or proceeding, Nabi shall promptly reimburse you for attorneys’ fees and disbursements reasonably incurred by you in such suit, action or proceeding, including fees and disbursements on appeal.

(D) This Agreement, the Employee Invention Agreement and the Restricted Stock Agreements, each dated the Effective Date, and the Indemnification Agreement are a complete expression of all agreements of the parties relating to the subject matter hereof, and all prior or contemporaneous oral or written understandings or agreements shall be null and void.

(E) This Agreement cannot be amended or waived orally, or by any course of conduct or dealing, but only by a written agreement signed by the party to be charged therewith. No delay or omission by either party in exercising any right under this Agreement will operate as a waiver of that or any other right. A waiver or consent given by either party on any one occasion is effective only in that instance and will not be construed as a bar to or waiver of any right on any other occasion.

(F) All notices required and allowed hereunder shall be in writing, and shall be deemed given upon deposit in the Certified Mail, Return Receipt Requested, first-class postage and registration fees prepaid, and correctly addressed to the party for whom intended at its address set forth under its name below, or to such other address as has been most recently specified by a party by one or more counterparts, each of which shall constitute one and the same agreement.

(G) All references to genders or number in this Agreement shall be deemed interchangeably to have a masculine, feminine, neuter, singular or plural meaning, as the sense of the context required.

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If the foregoing confirms your understanding of our agreements, please so indicate by signing in the space provided and returning a signed copy to us.

NABI BIOPHARMACEUTICALS
5800 Park of Commerce Boulevard, N.W.
Boca Raton, Florida 33487

	By:	/s/ Geoffrey F. Cox
Geoffrey F. Cox, Ph.D
Chairman
ACCEPTED AND AGREED:

/s/ Les Hudson
Les Hudson, Ph.D
1028 Princeton Kingston Road Princeton, NJ 08540

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Exhibit A

to

Employment Agreement between

Nabi Biopharmaceuticals and Les Hudson, Ph.D

Effective February 15, 2007

This Exhibit A is incorporated by reference into Section 4E of the Employment Agreement (the “Agreement”), effective as of February 15, 2007, between Nabi Biopharmaceuticals (“Nabi”) and Les Hudson, Ph.D. (the “Officer”). Any capitalized term used in this Exhibit and not otherwise defined shall have the meaning assigned to that term in the Agreement.

In accordance with Section 4E of the Agreement, Nabi will grant as of the Effective Date an award of $50,000 of Restricted Stock (the “Performance Award”) to the Officer.

Performance Goals and Weighting for the Performance Award

The Restricted Stock Agreement evidencing the Performance Award will provide that the Performance Award will vest upon the occurrence of the respective goals stated below with the number of shares vesting for each such goal being equal to the aggregate number of shares of Restricted Stock comprising the Performance Award, multiplied by the “Weighting Percentage” specified below.

Performance Goals	Weighting Percentage

1.      In coordination with the Nabi Strategic Action Committee (“SAC”) and the Nabi Board of Directors, define, agree and initiate implementation of a Strategic Action Plan (the “Strategic Plan”) for Nabi that can be disclosed to shareholders and other investors.

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Other Vesting Provisions for the Performance Award

Termination Without Cause During Employment Period

The Restricted Stock Agreement for the Performance Award will provide that if during the Employment Term Nabi terminates the Officer’s employment without cause the Performance Award will vest fully.

Termination Upon Death or Disability During Employment Period

The Restricted Stock Agreement for the Performance Award will also provide that if during the Employment Term the Officer dies or Nabi terminates the Officer’s employment under Section 7B of the Agreement on account of a disability, in each case after the third month anniversary of the Effective Date and before the Expiration Date, the number of shares of Restricted Stock under the Performance Award that will vest will be prorated based upon the number of days elapsed in the Employment Period and assuming the achievement of each of the performance goals specified on this Exhibit. For example, if the Officer dies one day before the third month anniversary of the Effective Date, none of the shares of Restricted Stock comprising the Performance Award will vest; but if the Officer dies 120 days after the Effective Date, and assuming for purposes of this illustration there are 180 days in the Employment Period, two-thirds (2/3) of all of the shares of Restricted Stock under Performance Award will vest.